EXHIBIT "99.1"

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: American Realty Investors, Inc. Investor Relations Gene Bertcher (800) 400-6407 Investor.relations@americanrealtyinvest.com

American Realty Investors, Inc. Reports First Quarter 2015 Results

Dallas (May 13, 2015) - American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended March 31, 2015. For the three months ended March 31, 2015, the Company reported net income applicable to common shares of $3.0 million or $0.17 per diluted earnings per share, as compared to net income applicable to common shares of $2.9 million or $0.25 per diluted earnings per share for the same period ended 2014.

The Company continues to demonstrate our unwavering commitment to fortify our portfolio and streamline our operational activity, while at the same time maintaining our commitment to creating value. We are pleased that we are seeing improvements in our operations from these endeavors and will continue to adapt to market challenges with an eye on both near term economic challenges and long-term prospects as the real estate market improves.

Management's efforts to enhance the value of our overall portfolio has resulted in the continuing improvement in the Company's results of operations. Our apartment portfolio continues to thrive in the current economic conditions with occupancies averaging over 95%. We continue to work aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants.

Our ability to take advantage of lower-interest rate mortgages available has reduced our monthly obligations and increased cash flow within our multifamily portfolio.

In our commercial portfolio, we are seeing the benefit of our efforts with new leases executed and increasing rents as first year concessions expire. We believe that we will continue to see growth in our commercial portfolio as the economic conditions improve and we capitalize on the influx of attractive prospects in the pipeline.

Rental and other property revenues were $23.2 million for the three months ended March 31, 2015. This represents an increase of $4.0 million, as compared to the prior period revenues of $19.2 million. This change, by segment, is an increase in the apartment portfolio of $1.6 million, and an increase in the commercial portfolio of $2.4 million. Within the apartment portfolio there was an increase of $1.3 million in the acquired property portfolio and an increase of $0.3 million in the same property portfolio. Within the commercial portfolio, there was an increase of $1.5 million in the acquired property portfolio and increase of $0.9 million in the same store properties. We are continuing to market our properties aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants.

Property operating expenses were $11.6 million for the three months ended March 31, 2015. This represents an increase of $1.7 million, as compared to the prior period operating expenses of $9.9 million. This change, by segment, is an increase in the apartment portfolio of $0.6 million, and an increase in the commercial portfolio of $1.1 million. Within the apartment portfolio there was an increase of $0.5 million in the acquired properties portfolio and an increase of $0.1 million in the same property portfolio. Within the commercial portfolio, there was an increase of $1.0 million in the acquired properties portfolio and an increase of $0.1 million in the same store properties.

Interest income was $5.2 million for the three months ended March 31, 2015. This represents an increase of $1.1 million, as compared to the prior year income of $4.1 million. The increase was primarily due to additional notes receivable acquired in prior periods.

Other income was $4.1 million for the three months ended March 31, 2015. This represents an increase of $3.9 million, as compared to the prior period income of $0.2 million. The majority of this increase was due to a settlement agreement on one of the commercial properties whereby upon payoff of the mortgage, we received a debt forgiveness of $3.9 million.

Mortgage and loan interest expense was $9.2 million for the three months ended March 31, 2015. This represents an increase of $1.1 million, as compared to the prior period expense of $8.1 million. The majority of this increase is in the other portfolio and is due to the securing of a new loan subsequent to the prior period.

Litigation settlement expenses were $0.07 million for the three months ended March 31, 2015, compared to $3.8 million of income in 2014 from settlements that occurred in that period. This increase is the result of guarantor settlements on various real estate properties in the prior period, therefore avoiding future litigation.

Gain on land sales increased for the three months ended March 31, 2015, as compared to the prior period. In the current period, we sold 33.39 acres of land in two transactions for a sales price of $7.3 million and recorded a gain of $2.9 million. In the prior period, we sold 6.31 acres of land in one transaction for a sales price of $1.6 million and recorded a gain of $0.8 million.

About American Realty Investors, Inc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. For more information, visit the Company's website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Three Months Ended
	March 31,
	2015	2014
	(dollars in thousands, except per share amounts)
Revenues:
Rental and other property revenues (including $170 and $175 for the three months ended 2015 and 2014, respectively, from related parties)	$23,156	$19,159

Expenses:
Property operating expenses (including $162 and $155 for the three months ended 2015 and 2014, respectively, from related parties)	11,668	9,928
Depreciation and amortization	4,704	4,313
General and administrative (including $1,007 and $918 for the three months ended 2015 and 2014, respectively, from related parties)	2,201	1,984
Net income fee to related party	290	490
Advisory fee to related party	2,292	2,242
Total operating expenses	21,155	18,957
Net operating income	2,001	202

Other income (expenses):
Interest income (including $4,897 and $4,036 for the three months ended 2015 and 2014, respectively, from related parties)	5,237	4,117
Other income	4,097	173
Mortgage and loan interest (including $864 and $798 for the three months ended 2015 and 2014, respectively, from related parties)	(9,193)	(8,119)
Deferred borrowing costs amortization	(601)	(938)
Loan charges and prepayment penalties	(1,850)	(1,582)
Earnings from unconsolidated subsidiaries and investees	45	70
Litigation settlement	(73)	3,839
Total other expenses	(2,338)	(2,440)
Loss before gain on land sales, non-controlling interest, and taxes	(337)	(2,238)
Gain on land sales	2,876	753
Net income (loss) from continuing operations before taxes	2,539	(1,485)
Income tax benefit	103	2,049
Net income from continuing operations	2,642	564
Discontinued operations:
Net income (loss) from discontinued operations	293	(199)
Gain on sale of real estate from discontinued operations	-	6,053
Income tax expense from discontinued operations	(103)	(2,049)
Net income from discontinued operations	190	3,805
Net income	2,832	4,369
Net (income) loss attributable to non-controlling interest	508	(819)
Net income attributable to American Realty Investors, Inc.	3,340	3,550
Preferred dividend requirement	(390)	(613)
Net income applicable to common shares	$2,950	$2,937

Earnings per share - basic
Net income (loss) from continuing operations	$0.20	$(0.08)
Net income from discontinued operations	0.01	0.33
Net income applicable to common shares	$0.21	$0.25

Earnings per share - diluted
Net income (loss) from continuing operations	$0.16	$(0.08)
Net income from discontinued operations	0.01	0.33
Net income applicable to common shares	$0.17	$0.25

Weighted average common shares used in computing earnings per share	14,027,619	11,525,389
Weighted average common shares used in computing diluted earnings per share	17,426,707	11,525,389

Amounts attributable to American Realty Investors, Inc.
Net income (loss) from continuing operations	$3,150	$(255)
Net income from discontinued operations	190	3,805
Net income applicable to American Realty Investors, Inc.	$3,340	$3,550

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
	2015	2014
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$811,359	$810,214
Real estate subject to sales contracts at cost, net of depreciation ($2,387 for 2015 and $2,300 for 2014)	19,047	19,026
Less accumulated depreciation	(133,800)	(129,477)
Total real estate	696,606	699,763
Notes and interest receivable
Performing (including $136,841 in 2015 and $139,466 in 2014 from related parties)	153,271	149,484
Non-performing	3,171	3,161
Less allowance for doubtful accounts (including $15,537 in 2015 and 2014 from related parties)	(18,279)	(18,279)
Total notes and interest receivable	138,163	134,366
Cash and cash equivalents	19,700	12,299
Restricted cash	36,135	49,266
Investments in unconsolidated subsidiaries and investees	4,462	4,279
Receivable from related party	5,409	21,414
Other assets	45,213	44,111
Total assets	$945,688	$965,498

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$621,596	$638,891
Notes related to assets held for sale	1,227	1,552
Notes related to subject to sales contracts	18,434	18,616
Deferred revenue (including $72,564 in 2015 and 2014 from sales to related parties)	74,409	74,409
Accounts payable and other liabilities (including $11,412 in 2015 and $11,024 in 2014 to related parties)	48,317	52,442
	763,983	785,910

Shareholders’ equity:
Preferred stock, Series A: $2.00 par value, authorized 15,000,000 shares, issued and outstanding 2,461,252 shares in 2015 and 2014 (liquidation preference $10 per share), including 900,000 shares in 2015 and 2014 held by ARL or subsidiaries.	3,126	3,126
Common stock, $0.01 par value, authorized 100,000,000 shares; issued 14,443,404 shares in 2015 and 2014; outstanding 14,027,619 shares in 2015 and 2014; including 140,000 shares held by TCI (consolidated) in 2015 and 2014.	141	141
Treasury stock at cost; 415,785 shares in 2015 and 2014	(6,395)	(6,395)
Paid-in capital	107,652	108,378
Retained earnings	22,430	19,090
Total American Realty Investors, Inc. shareholders' equity	126,954	124,340
Non-controlling interest	54,751	55,248
Total shareholders' equity	181,705	179,588
Total liabilities and shareholders' equity	$945,688	$965,498